Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS JULY SALES, UPDATES FOURTH QUARTER GUIDANCE, AND

ANNOUNCES MANAGEMENT REALIGNMENT

MATTHEWS, NC, August 4, 2005 - Family Dollar Stores, Inc. (NYSE: FDO) reported that net sales for the four weeks ended July 30, 2005, increased 5.7% to approximately $418.8 million from $396.3 million for the four weeks ended July 31, 2004.  For the four-week period ended July 30, 2005, compared with the four-week period ended July 31, 2004, comparable store sales decreased approximately 1.6%.  As of July 30, 2005, there were 5,797 stores in operation, including 57 stores that were opened in fiscal July 2005.

			Comparable	Comparable Stores
		Total Sales	Store Sales	Hardline Sales	Softline Sales
	Sales	Change	Change	% Change	% Change
	(millions)
July	$418.8	5.7%	-1.6%	-0.2%	-6.6%
Quarter-to-date	$985.7	7.4%	0.1%	1.1%	-3.7%
Year-to-date	$5,380.7	10.4%	2.3%	3.6%	-2.5%

The Company expects comparable store sales in August to be flat to up 2% which will result in flat comparable store sales for the fourth quarter.  The Company also expects pressure on its gross margin to continue as a result of the ongoing shift of the merchandise mix to more lower-margin basic consumables and higher freight costs.  With comparable store sales below plan and with the projected decline in the gross margin, the Company’s current plan is for net income per diluted share of Common Stock in the fourth quarter to be around $0.17, compared to $0.25 in the fourth quarter of the prior fiscal year.  For the full year, the Company expects net income per diluted share of Common Stock to be around $1.29, compared to $1.50 for the prior fiscal year.

Commenting on July sales, Howard Levine, Chairman and CEO said, “In the first and second quarters, our consumable division, which represents more than half of our sales, consistently reported mid-single digit comparable store sales increases.  In March, we made some changes in our consumable area in an effort to improve our markup in these key categories.  Our customers have not responded as favorably as we had expected, and as a result, July consumable sales were approximately flat in comparable stores.  We have reviewed our assortment, and we are now replacing weaker items with stronger, sales-driving brands. These schematic corrections should be completed in stores by the end of August.

“While we are disappointed with recent results, we continue to believe that investments in our key initiatives will position Family Dollar for future profitable growth,” continued Levine.  “We are encouraged by the results of our cooler initiative.  In July, consumable sales in comparable stores with coolers increased approximately 7%, reflecting strong customer response to this initiative.  During the next year, we plan to install coolers in 2,500 additional stores.  Stores in the Urban Initiative are now reporting sales growth of 4% higher than would have been expected in the absence of this program, which is sufficient to offset the increased costs of the program.  While it is too early to fully measure the favorable impact of the program on shrink results and employee turnover, these benefits are expected to further improve the performance of these stores.  Next year, we will focus on enhancing the process and improving returns before we expand the program beyond the 1,300 stores that will be in the program at the end of September.

“After much consideration, I have decided to realign our management team to better meet the challenges we now face.  As previously announced, Robert George will join our team as Executive Vice President – Chief Merchandising Officer.  His 19-year experience with a leading retailer will support our increased efforts to drive higher sales and better inventory returns.  The addition of Robert will also enable me to focus on improving coordination among our operating groups.  To improve communication and create better synergies to support our strategic initiatives, merchandising, supply chain and store operations will all report to me.  In addition, Dorlisa Flur, Senior Vice President – Strategy and Business Development, will assume executive management responsibility for real estate and facility management.  In her new role, Dorlisa will enhance the strategic focus of our real estate investments and will drive continued process improvement in our store opening and facilities management practices.

“David Alexander, President and Chief Operating Officer, has resigned to pursue other opportunities.  David has been a valued part of our team, and we wish him the best.

“Our new management alignment will improve our focus and coordination and will ensure that we better leverage our key initiatives,” concluded Levine.

Family Dollar will host a conference call today, August 4, 2005, at 10:00 A.M. ET to discuss recent developments.  If you wish to listen, please dial 1-888-809-8969 for domestic USA calls and 1-210-234-0029 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”   A replay of the call will be available from 12:00 Noon ET, August 4, 2005, through August 11, 2005, by dialing 1-866-508-6480 for domestic USA calls and 1-203-369-1902 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com in the “Investors” section.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, August 4, 2005.

With over 5,800 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over forty-five years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to:

•                  competitive factors and pricing pressures,

•                  changes in economic conditions,

•                  the impact of acts of war or terrorism,

•                  changes in consumer demand and product mix,

•                  unusual weather that may impact sales,

•                  the impact of inflation,

•                  merchandise supply and pricing constraints,

•                  success of merchandising and marketing programs,

•                  general transportation or distribution delays or interruptions,

•                  dependence on imports,

•                  changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

•                  availability of real estate,

•                  costs and delays associated with building, opening and operating new distribution facilities and stores,

•                  costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs,

•                  changes in food and energy prices and their impact on consumer spending and the Company’s costs,

•                  adverse impacts associated with legal proceedings and claims,

•                  changes in shrinkage,

•                  changes in health care and other insurance costs,

•                  changes in the Company’s ability to attract and retain employees,

•                  changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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